UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2024
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 26, 2024, Family Dollar Stores, LLC (“Family Dollar”), a wholly-owned subsidiary of Dollar Tree, Inc. (“Dollar Tree” or the “Company”), entered into a Plea Agreement (the “Plea Agreement”) in connection with the previously disclosed investigation by the United States Department of Justice, including the Civil Division’s Consumer Protection Branch and the United States Attorney’s Office for the Eastern District of Arkansas (“DOJ”) regarding a historical rodent issue at Family Dollar’s West Memphis, Arkansas, distribution center (“DC 202”) and the related adulteration of products regulated by the Food and Drug Administration (“FDA”). As previously disclosed, Family Dollar stopped shipping to stores from DC 202 in June 2022 and disposed of the subject inventory that was in the facility. Dollar Tree is also a signatory to the Plea Agreement solely with respect to certain terms and obligations, including the enhanced compliance program and reporting requirements noted below.

Subject to the terms and conditions of the Plea Agreement, Family Dollar has pled guilty to a one count misdemeanor violation of Title 21, United States Code, Sections 331(k), 333(a)(1) for causing FDA-regulated products to become adulterated while such articles were held in DC 202. Under the Plea Agreement, Family Dollar has agreed to pay $200,000 in fines and a forfeiture money judgment in the amount of $41,475,000 to the United States, which relates to the value of the adulterated FDA-regulated products that were held in DC 202. As previously disclosed, the Company recorded a charge of $30 million in the first quarter of fiscal year 2023 with respect to DC 202-related matters which included a proposed settlement of 14 putative consumer class actions and a potential resolution of the DOJ investigation. As a result of Family Dollar entering into the Plea Agreement, the Company will record an additional charge of $26.675 million in the fourth quarter of fiscal year 2023.

The Plea Agreement was approved by the United States District Court for the Eastern District of Arkansas at a hearing on February 26, 2024, and resolves the federal criminal investigation of Family Dollar. Subject to Family Dollar’s compliance with the terms and conditions of the Plea Agreement, the United States Attorney for the Eastern District of Arkansas and the DOJ have agreed not to bring further criminal charges against Family Dollar for any acts or conduct arising out of the events covered by the Plea Agreement. No criminal charges were brought against Dollar Tree in connection with this matter.

As part of the Plea Agreement, Dollar Tree and Family Dollar have also agreed to adopt a new or to modify their existing compliance program, including internal controls, compliance code, policies, and procedures, to the extent necessary and appropriate to maintain an effective compliance program that is designed, implemented and enforced to effectively deter and detect violations of the Federal Food, Drug, and Cosmetic Act as it relates to the warehousing and distribution to stores of food, drugs, devices and cosmetics. In addition, the Company has agreed to make periodic reports to the DOJ in connection with reviewing, testing and updating its compliance program during the three-year compliance and reporting term. The Company has also begun submitting written reports to the DOJ concerning certain reportable events on a quarterly basis during the three-year compliance and reporting term, and to provide additional information or documents regarding compliance-related improvements, processes and control upon request.

The foregoing description of the Plea Agreement does not purport to be complete and is qualified in its entirety by reference to the Plea Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On February 26, 2024, the Company issued a press release to announce the resolution of the DOJ’s investigation of DC 202. A copy of the Company’s press release is furnished as Exhibit 99.

The information in this Item 7.01, including Exhibit 99, is being furnished and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description of Document
10.1
Plea Agreement, dated February 26, 2024. *Schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules or other similar attachments to the U.S. Securities and Exchange Commission upon request.

99	Press release issued on February 26, 2024.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: February 26, 2024	By:	/s/ Jeffrey A. Davis
Jeffrey A. Davis
Chief Financial Officer